                              OFFICER'S CERTIFICATE

         I do hereby certify and represent that:

         1. I am the duly elected Secretary of deCODE genetics, Inc., a Delaware corporation.

         2. Pursuant to Rule 306(a) of Regulation S-T, the following exhibit
10.37 to deCODE genetics, Inc.'s Annual Report on Form 10-K is a fair and accurate English translation of a document prepared in the Icelandic language.

         IN WITNESS WHEREOF, I have signed this Officer's Certificate in my capacity as Secretary of deCODE genetics, Inc. on this 21 day of March, 2002.


                                  By:        /s/ Tanya Zharov
                                             -----------------------------------
                                  Name:      Tanya Zharov
                                  Title:     Secretary and Corporate Counsel
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                                                                   Exhibit 10.37


Address Coding Guide 1.633.501
Unique Property Reference 189552
D-188, D-1727

                       THE MAYOR OF THE CITY OF REYKJAVIK

MAKES KNOWN: Pursuant to a decision of the Municipal Executive Board on 3 October 2000

ISLENSK ERFOAGREINING EHF., STATE REG. NO. 691295-3549, LYNGHALS 1, REYKJAVIK

is the lessee of the site Sturlugata No. 8, described in Article 1 below with the following conditions:

1. The area covered by the site STURLUGATA NO. 8, in the City of Reykjavik is 18,271 M(2). Its shape and situation is shown in the attached plan of the Survey Department dated 21 December 2001, which is an integral part of this Agreement. Regarding the site, implementations and activities thereon, as well as the right of first refusal/purchase right of the University of Iceland, the Agreement between the University of Iceland, Islensk erfoagreining ehf. and the City of Reykjavik, dated 15 February, shall apply. Furthermore, the land use plan, approved by the Municipal Executive Board on 1 August 2000, shall apply to the site as well as general allocation terms issued by the Reykjavik Chief Municipal Engineer in November 1999, as applicable. The City of Reykjavik will use 50% of the selling price of the building rights of the site, excluding the basement, in support of the University of Iceland. Utilities charges for sewer systems shall be paid on demand.

      The site is subject to the following encumbrances:

      1.1 The University of Iceland holds the unconditional right of first refusal to the facilities on the site. In the event that the University of Iceland is invited to exercise its right of first refusal at a price that the institution does not accept, it may redeem the buildings at assessment value, i.e. the value of the real estate excluding furniture and internal fixtures and other chattels. The price and payment terms shall be decided by two court-appointed assessors and shall be based on the replacement value of the buildings, taking into account their condition. The parties agree that the site is part of the University campus. Through its allocation to Islensk erfoagreining ehf. the University of Iceland is establishing closer links to Icelandic industry, especially growth industries involved in the creation of knowledge and high technology. In the event that Islensk erfoagreining ceases operation on the site, the purchase option of the University of Iceland shall become active pursuant to item four of the Agreement dated 15 February 2000.

      1.2 Encumbrances involve 1 parking space per 50 m(2) floor space in the buildings pursuant to terms and parking spaces for the handicapped. Their arrangement is shown in the attached plan.

      1.3 Encumbrance involving a substation owned by Reykjavik Energy, installation of underground cable to the substation as well as accessibility to the substation.

      In addition there are general encumbrances regarding all kinds of cables or pipes of the Municipal Treasury or its agencies that may be needed The Siteholder is under obligation to comply with the terms of the Reykjavik Chief Municipal Engineer regarding facilities on the site, utilities, cables and finishing work on the site.

2. The site is leased for scientific and professional activities in the field of health science and biotechnology research, and the use of the facilities on the site is restricted to high-technology, research activities and university-level teaching.

3. The Siteholder under obligation to complete all finishing work on the site in accordance with the zoning plan. In the event that such finishing work has not been completed within two years, as of the signing of the site lease, the Reykjavik Chief Municipal Engineer may have the relevant finishing work carried out at the expense of the Siteholder.

4.    The site is leased for 50 years, starting 1 December 2001.

5. The Siteholder shall pay all public taxes and levies that are imposed, or may be imposed, on the leased site. Property taxes, the site rent, public levies, taxes, interest and penalty interest are subject to attachment.

6. Annual rent of the site is decided in accordance with a regulation on rent for industrial sites in Reykjavik.

7. Collection and due dates of the rent are governed by the rules on property tax collection in Reykjavik as current at any time. The same rules shall apply to interest and penalty interest. Property taxes, the site rent, public levies, taxes, interest and penalty interest are secured by a lien on the buildings and installations.

      The Siteholder and his mortgagees are under the obligation to comply in the event that legislation is amended to the effect that property taxes, site rent, public levies, taxes, interest and penalty interest shall take priority over mortgages on the property.

8. In the event that the Mayor, at the close of the lease term, decides that the buildings, situated at that time on the site, shall be removed, the Mayor shall pay the Siteholder the actual worth of the building in accordance with the appraisal of two court-appointed persons.

9. The University of Iceland shall have limited use of lecture rooms, meeting facilities, teaching facilities and student facilities in the buildings of Islensk erfoagreining ehf. insofar as the activities of the company permit. Islensk erfoagreining ehf. may assign construction rights or facilities on the site to a third party on the terms and with the duties and obligations inherent in the Agreement of 15 February 2000. Thus, Islensk erfoagreining ehf. may e.g. contract with a financing company to construct, own or operate buildings on the site, on the condition that this does not in any way adversely affect or curtail the rights of the University of Iceland or its interests. Islensk erfoagreining ehf. may redeem the construction rights or buildings on the site from a third party without activating the right of first refusal of the University of Iceland pursuant to Section 4. The Siteholder may sell or pledge the lease rights to the site as a whole, including buildings and facilities constructed on it, with the restrictions described above.

The Siteholder shall pay the cost of registration and stamping of the Lease Agreement. Three copies are made of this Lease Agreement of which one is intended for registration.

The Mayor of Reykjavik, 21 December 2001


In confirmation of our agreement to the above
For Islensk erfoagreining ehf.
Tomas Sigurosson [sign.]

            Real estate assessment of the site              ISK 115,087,000.-
                      Annual rent 1%                        ISK 1,150,870.-

Witnessed by:
Sturlugata 8

Guorun E Andradottir [sign.]
Id. No. 200958-6759

Regina H. Siguroardottir [sign.]
Id. No. 090678-3379